Exhibit 99.1

Guerrilla RF Reports Fourth Quarter and Full Year 2024 Results

2024 Revenue grew 33.4% due to strength in our primary markets

Gross profit increased 49.8% to $12.8 million

Gross Profit Expanded 660 basis points to 63.7%

GREENSBORO, NC — March 27, 2025 — Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of state-of-the-art radio frequency (RF) and microwave semiconductors, today announced fourth quarter and full year 2024 financial results.

Fourth quarter 2024 revenue decreased slightly over the same period in 2023, coming in at $4.4 million compared to $4.7 million for the year ago quarter. Weakness in the quarter came from a 42% drop in Automotive sales, while Infrastructure grew 10% and our Catalog markets expanded 62% due in part from increases in SatCom and wireless audio.

Revenue for fiscal year 2024 increased 33.4% as compared to fiscal year 2023.  Revenue gains came from the acquisition of new customers, the release and introduction of new products and through gain of market share in each of our markets. Catalog, wireless audio and SatCom revenue increased for the full year. Our automotive products drove revenue increases and experienced significant order volume increases during the first three quarters of 2024 from our OEM customers. These customers included a new direct EV automotive customer, as well as growth from customers who are major electronics suppliers to automotive OEM component suppliers.

Gross profit for fiscal year 2024 was 63.7% of revenue as compared to 57.1% for fiscal year 2023.  Although the Company has continued to experience supply chain price increases, we have been able to mitigate the effect of these increases by increasing the prices we charge our customers.  Product contribution margins rose from 70.5% in 2023 to 74.8% in 2024.  Product contribution margins were partially offset by higher overhead costs, on a comparative period basis, which increased due to headcount additions in our Quality group, as well as increased facility costs.

Operating loss was $8.8 million for 2024 as compared to $12.9 million for 2023. This decrease in operating loss was due to higher revenue, while our operating expenses remained relatively flat, with expenses in our engineering and research and development areas decreasing $0.6 million or 6% year over year.  Sales and marketing expenses increased, rising $0.6 million to $6.3 million or 10% over the prior year period. Administration costs experienced a small increase of $49 thousand or 1% over the prior year period.

Fourth Quarter and Full Year 2024 Financial Result Highlights

●	The Company reported $20.1 million in revenue for FY24 achieving the lower end of management’s revised full year 2024 guidance of between $20.0 and $25.0 million.

●	Contribution margin of 74.8% for FY24, compared favorably to 70.5% for FY23, indicating price stability as revenue grows.

●	Gross profit increased 49.8% to $12.8 million for the FY24 compared to $8.6 million for FY23.

●

Gross profit increased for fiscal year 2024 to 63.7% of revenue as compared to 57.1% for fiscal year 2023. Full year operating expenses increased $0.1 million to $21.6 for FY24 compared to $21.5 million for FY23, while revenue expanded over 33.4 percent, reflecting the continued impact of previously announced expense management efforts.

●	Operating loss was $8.8 million for 2024 as compared to $12.9 million for 2023.

●	Research and development expenses decreased $0.6 million to $9.7 million for the year ended December 31, 2024, compared to $10.3 million for the year ended December 31, 2023.

●	We continue to invest in Sales and Marketing, which increased $0.6 million to $9.7 million for 2024.

●	Backlog (a non-GAAP measure) remained steady quarter-over-quarter, ending 2024 at $5.4 million. Subsequent to year end, backlog increased to $6.8 million by March 14, 2025.

●	During the year ended December 31, 2024, we recognized a loss of $1.5 million on extinguishment of debt a change in fair value related to warrant liabilities gain of $2.2 million.

●	Net loss per share was $1.12 and $2.25 for fiscal year 2024 and 2023, respectively.

●

International shipments amounted to $4.0 million (approximately 20% of total product revenue) and $2.3 million (approximately 16% of total product revenue) for the years ended December 31, 2024, and December 31, 2023, respectively.

Key Metrics (Non-GAAP Measures)

We regularly review the following key metrics to measure our performance, identify trends affecting our business, formulate financial projections, make strategic business decisions, and assess working capital needs.

	Year Ended December 31,
	2024	2023
Key Metrics
Number of products released	32	12
Number of total products	163	131
Number of products with lifetime revenue exceeding $100 thousand	73	62
Product backlog (in millions)	$5.44	$5.96

Financial Tables

The following table compares condensed elements of the Company’s summarized Consolidated Balance Sheets as of December 31, 2024, and 2023, the Consolidated Statements of Operations for the three-month periods and years ended December 31, 2024, and 2023 respectively.

Guerrilla RF, Inc.

Consolidated Balance Sheets

December 31, 2024 and 2023

	December 31, 2024	December 31, 2023

Assets
Cash	$7,974,650	$781,318
Accounts receivable, net	2,232,696	2,079,111
Inventories, net	1,838,370	1,533,592
Prepaid expenses	450,293	458,313
Total Current Assets	12,496,009	4,852,334

Prepaid expenses and other	123,185	-
Intangible assets, net	346,547	-
Operating lease right-of-use assets	9,465,427	10,500,620
Property, plant, and equipment, net	2,493,355	3,659,084
Total Assets	$24,924,523	$19,012,038

Liabilities, Redeemable Preferred Stock and Stockholders' Deficit
Accounts payable and accrued expenses	$2,040,862	$2,099,537
Short-term debt	828,492	1,628,667
Derivative liabilities	-	158,000
Warrant liabilities	1,495,516	-
Operating lease liability, current portion	669,001	745,969
Finance lease liability, current portion	667,718	978,543
Notes payable, current portion, net	500,000	10,948,668
Total Current Liabilities	6,201,589	16,559,384

Long-term debt	440,879	698,600
Operating lease liability	5,636,793	6,176,508
Finance lease liability	828,171	1,593,979
Notes payable	4,000,000	-
Convertible notes	-	78,905
Convertible notes - related parties	-	700,189
Total Liabilities	17,107,432	25,807,565

Commitments and Contingencies

Series A convertible preferred stock, $0.0001 par value, 22,000 shares authorized, 22,000 and 0 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	20,033,555	-

Stockholders' Deficit
Undesignated preferred stock, $0.0001 par value, 9,978,000 shares authorized, no shares issued and outstanding as of December 31, 2024 and 2023	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized, 10,240,478 and 7,893,205 shares issued and outstanding as of December 31, 2024 and 2023, respectively	1,024	789
Additional paid-in capital	41,575,012	36,243,146
Accumulated deficit	(53,792,500)	(43,039,462)
Total Stockholders' Deficit	(12,216,464)	(6,795,527)
Total Liabilities, Convertible Preferred Stock and Stockholders' Deficit	$24,924,523	$19,012,038

Guerrilla RF, Inc.

Consolidated Statements of Operations

For the Quarters Ended December 31, 2024 and 2023

	Three Months Ended December 31,
	2024	2023
Product revenue	$4,390,398	$4,691,474
Royalties and non-recurring engineering	-	10,709
Total	4,390,398	4,702,183

Direct product cost	1,740,054	2,029,472

Gross Profit	2,650,344	2,672,711

Operating Expenses:
Research and development	2,536,500	2,268,047
Sales and marketing	1,565,472	1,239,458
General and administrative	1,666,436	1,265,030
Total Operating Expenses	5,768,408	4,772,535

Operating Loss	(3,118,064)	(2,099,824)

Interest income	99,861	-
Interest expense	(225,233)	(1,441,967)
Loss on debt extinguishment	-	-
Change in fair of derivative liabilities	-	(94,800)
Change in fair of warrant liabilities	4,821,659	-
Other income (expense)	(552)	(26,255)
Total other income (expenses), net	4,695,735	(1,563,022)
Net Income (Loss)	$1,577,671	$(3,662,846)

Guerrilla RF, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2024 and 2023

	Year Ended December 31,
	2024	2023
Product	$20,113,523	$14,683,492
Royalties and non-recurring engineering	2,377	394,824
Total Revenue	20,115,900	15,078,316

Direct product costs	7,302,192	6,473,477

Gross Profit	12,813,708	8,604,839

Operating Expenses:
Research and development	9,707,128	10,282,635
Sales and marketing	6,251,254	5,677,141
General and administrative	5,618,389	5,569,654
Total Operating Expenses	21,576,771	21,529,430

Operating Loss	(8,763,063)	(12,924,591)

Interest income	163,735	-
Interest expense	(3,267,653)	(2,904,454)
Loss on debt extinguishment	(1,523,221)	-
Change in fair value of derivative liabilities	158,000	(142,200)
Change in fair value of warrant liabilities	2,198,051	-
Other income	281,113	4,951
Total Other Expenses, net	(1,989,975)	(3,041,703)
Net Loss	$(10,753,038)	$(15,966,294)

Guerrilla RF, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2024 and 2023

	Year Ended December 31,
	2024	2023
Cash flows from operating activities
Net loss	$(10,753,038)	$(15,966,294)

Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,513,798	1,592,567
Share-based compensation	1,693,814	1,279,536
Non-cash interest expense related to debt financing	413,727	407,710
Accretion of notes payables	1,250,499	1,130,731
Impairment on property plant and equipment and operating lease	-	115,438
Loss on extinguishment of debt	1,523,221	-
Change in fair value of derivative liabilities	(158,000)	142,200
Change in fair value of warrant liabilities	(2,198,051)	-
Inventory allowance	214,913	9,661

Changes in assets and liabilities:
Accounts receivable	(153,585)	(954,140)
Inventories	(519,691)	129,672
Prepaid expenses	134,442	1,125,369
Accounts payable and accrued expenses	(34,343)	(2,366,260)
Operating lease liability	418,510	(101,180)
Net cash used in operating activities	(6,653,784)	(13,454,990)

Cash flows from investing activities
Purchases of property, plant, and equipment	(380,880)	(101,714)
Purchase of intangible assets	(371,300)	-
Net cash used in investing activities	(752,180)	(101,714)

Cash flows from financing activities
Proceeds from stock options exercised	6,000	-
Proceeds from notes payable, derivative liabilities and factoring agreement	13,206,729	16,759,886
Principal payments of notes payable and recourse factoring agreement	(21,474,031)	(10,590,115)
Proceeds from equity financing, net	24,616,598	5,440,658
Principal payments on finance lease	(979,170)	(1,043,149)
Repayments of finance insurance premiums	(746,830)	(569,665)
Payment of deferred offering costs	(30,000)	-
Net cash provided by financing activities	14,599,296	9,997,615

Net increase (decrease) in cash	7,193,332	(3,559,089)

Cash, beginning of period	781,318	4,340,407
Cash, end of period	$7,974,650	$781,318

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance, state-of-the-art radio frequency (RF) and microwave semiconductors for wireless OEMs in multiple high-growth market segments, including network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. The Company has shipped over 200 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF recently made the top "Inc. 500" list for the second year in a row. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company’s filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact

Sam Funchess, VP of Corporate Development

ir@guerrilla-rf.com

+1 336 510 7840